Exhibit 99.1
CONFERENCE CALL TRANSCRIPT
SAIA – Q3 EARNINGS CONFERENCE CALL EVENT
DATE/TIME: OCTOBER 28, 2014/11:00AM EST

Operator

Good day, and welcome to the Saia Incorporated third quarter 2014 results conference call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Doug Col. Please go ahead.

Doug Col

Thank you. Good morning everyone. Welcome to Saia’s third quarter 2014 conference call. Hosting today’s call are Rick O Dell, Saia’s President and Chief Executive Officer, and Fritz Holzgrefe, our Vice President, Finance, and Chief Financial Officer. Before we begin, you should know that during this call we will make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainty, and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ. Now I would like to turn the call over to Rick O’Dell.

Rick O’Dell

Good morning and thank you for joining us to discuss Saia’s third quarter results. I believe that the third quarter results truly reflect the efforts of the Saia team to handle the increased volumes that we have experienced in 2014. While results from the first half of the year were challenged by higher expenses and less than optimal productivity, third quarter results directionally show that we are adjusting to the higher tonnage in our network, and we are able to improve our operating ratio compared to last year. What made it an even more memorable quarter was the celebration of Saia’s 90th Anniversary which coincided with third quarter revenue and EPS that were both all-time records for our Company.

Details from the quarter compared to the third quarter of last year include a total revenue increase of 13.5% to $333 million, our LTL tonnage increased 8.2% on 7.6% more shipments. Our LTL revenue rose 12.9%, and our operating ratio of 91.8 improved by 70 basis points compared to an OR of 92.5 in last year’s third quarter. Earnings per share of $0.64 compares to $0.51 per share a year ago, a 25.5% increase. Our customer’s understanding of the value proposition and commitment to quality offered by Saia continues to build. We achieved LTL yield improvement of 4.3% in the third quarter compared to last year. Our accident expense, which had risen in each of the first two quarters of this year in the third quarter returned to a level more in line with our historical trends. With that expense category in line the results better reflect the success we should be demonstrating from growing tonnage, yields, and ultimately, our profit.

I would like to take the time to highlight some of the most relevant trends across our organization, which we believe will be the foundation for improved performance in the future. We have added resources in safety, maintenance, and claims management to continue to drive further measurable improvement in these areas. Our pricing on contract renewals continues to advance in the 5% range for the second quarter in a row. The investment that we made in our sales force last year has yielded results, and we plan to make additional investments in sales and marketing resources before year end. Our fuel economy at 6.8 miles per gallon for the quarter is up 1.1% from last year, as a result of our skilled drivers achieving maximum performance supported by the end cap technology investments. With steady investment in our fleet, we have lowered the average age of tractors and trailers in each of the past two years. Our load average is up 2.1% from the prior year aided by higher volumes plus the addition to our trailer fleet of some 400 Lion Haul pups, each equipped with logistics posts. By year end we will have put another 400 of these units into service further enhancing our network optimization opportunities. We have modified all of our 27 dimensioners and can now accommodate larger shipments for further optimization. Early adoption enhancement of this technology puts us in a position to continue to realize benefits with respect to costing accuracy and yield enhancement.

Our purchase transportation miles as a percent of total line haul miles dropped to 14.7%, down from 15% in the second quarter. And finally, pleased to report that LTL tonnage growth continues in October, at a similar pace to the growth seen during the third quarter. In spite of the capacity strained environment, service has returned to 98% on time during the quarter, we continue to incur higher costs for purchased transportation, overtime, and recruiting, in order to provide this value proposition to our customers, while these costs have limited our margin improvement, I am encouraged with the opportunity moving forward to reoptimze our costs, and manage our business mix and yields, which should allow for further margin expansion in the future.

We know the fourth quarter was improved in results, a strong balance sheet, and plenty of opportunities for further improvement across our network, and throughout our organization, that have us well-positioned to continue to grow with new and existing customers delivering a value proposition that is unique from a service perspective.

Before I have Fritz review the third quarter results, I would like to officially introduce him to the analysts and investors on the line. Fritz has been here a little more than six weeks, and is already making a positive contribution to our organization. I believe that his deep financial and business acumen will serve Saia and its shareholders well for years to come. Fritz.

Fritz Holzgrefe

Thanks Rick. I appreciate the kind introduction, and I also appreciate being introduced simultaneous to a record quarter. Good morning everyone. As Rick mentioned, the third quarter 2014 earnings per share were a record $0.64, compared to $0.51 compared to the third quarter of 2013. For the quarter revenues were $333 million, with operating income of $27.1 million. This compares to 2013 third quarter revenue of $293 million, and operating income of $21.9 million. Both periods included 64 work days. As noted. LTL yields for the third quarter increased by 4.3%, primarily reflecting the favorable impact of continued pricing actions, consistent with a trend of the past several quarters. During the quarter, we did experience higher costs and some key areas as follows, salaries, wages and benefits rose 12.9% to $166 million in the third quarter, reflecting additional wages associated with the higher tonnage trends, and our investment in drivers, safety, maintenance, claims management, and sales and marketing resources.

Also in July we implemented a wage increase averaging approximately 3% across the Company. Healthcare costs increased $1.3 million in the third quarter of 2014 compared to the prior year quarter. Purchased transportation expense for the quarter rose $8.6 million compared to last year. This increase relates to tonnage growth, increased rates for truckload capacity, and less usage of lower cost rail capacity. Depreciation and amortization of $15.3 million was $1.6 million higher than last year, reflecting our significant invest in tractors and trailers over the last 12 months, to reduce the average age of our fleet, and to accommodate volume growth. Our claims ratio was 1.0%, a slight deterioration from our 0.9% of a year ago.

Our effective tax rate was 37.6% for the third quarter of 2014, for modeling purposes we expect our 2014 effective tax rate to be approximately 38%. At September 30, 2014, total debt was $73.3 million, inclusive of our $7.2 million in cash, net debt to total capital was 15.9%. This compares to total debt of $91.5 million, and net debt to total capital of 22.9% at the end of last year’s third quarter. Net capital expenditures in the first nine months of 2014 were $85.5 million, including equipment acquired with capital leases. This compares to $97.7 million spent in the first nine months of 2013. We project net capital expenditures for the full year 2014 to be approximately $118 million. This level of capital expenditures includes revenue equipment, as well as investments in technology and terminal improvement projects. Now I would like to return the call to Rick.

Rick O’Dell

Thank you Fritz. Before we open up for questions, I would just like to reiterate that I’m encouraged by the third quarter improvements compared to the prior year. I feel strongly that Saia is well-positioned to continue to take share and refine our operating performance for the benefit of our customers, our employees and our shareholders.

With that said, we’re now ready to answer some questions. Operator?

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). We’ll go first to Scott Group with Wolfe Research.

Scott Group

Thank you. Hey, Rick, welcome, Fritz.

Rick O’Dell

Morning, Scott

Scott Group

Rick, you typically give us some thoughts on how you think the next quarter is going to play out. I think you mentioned tonnage tracking up in that 8% range, but maybe still some of the higher costs. Maybe just some additional color you can give us there from an OR standpoint?

Rick O’Dell

Yes, sure. In the recent years the fourth quarter has been about 2 points worse due primarily to weakness in December around the holidays, and while there’s probably a little more risk due to the way the holidays fall in year in the middle of the week, particularly the Christmas holiday, we still expect to be in this range from an OR standpoint.

Scott Group

Does that assume a GRI in the fourth quarter, and do you have anything you want to share about the GRI?

Rick O’Dell

We tend to kind of follow the market from a general rate increase perspective. You can probably assume that we’ll be in play from a GRI perspective, but we are kind of tending to go at the end of the market, and we think that, those small customers are clearly valued, and we want to make sure that they’re treated properly, and keep kind of our tariff and rates in line with the competition.

Scott Group

But your comment about that 200 basis points of sequential pressure on OR, does that assume a GRI over the next week or so, or is that without that?

Rick O’Dell

It does not. It’s without it. We’re probably looking at something more around the end of the year. Wouldn’t have much impact on the quarter.

Scott Group

Okay. Fair enough. And then bigger picture. You guys are getting the tonnage, but probably the incremental margins not as good as folks were hoping. So when do you think that starts to show up? Does it just take a couple more quarters? Is it just unrealistic in this kind of driver market? When do you think we can start seeing those incremental margins get to that, hopefully that 20% or maybe better range?

Rick O’Dell

Sure. Yes, obviously it was kind of another difficult quarter from a cost perspective. We targeted a number of efficiencies during the year, and while our fuel economy and load average improved, given the capacity constraints and the difficult driver recruiting market, we’re behind in some of our cost savings, projects, and in fact we’re incurring higher costs in purchased transportation, recruiting, training, new hire bonuses and overtime, and we would estimate that these higher costs in this capacity constrained environment, probably cost us about a half of a percentage point on the operating ratio. But we’re very committed to our value proposition, and near term we’re using some, what I would call, sub-optimal purchased transportation and some overtime, to service the customer’s freight. It was a good opportunity for us to kind of do some reoptimization over a period of time. And then also there’s some lanes et cetera, that clearly need to be repriced. A combination of yield, business mix, management, and the costs, should be able to see some, certainly some progress. One thing you’ll note is we’ve raised our target for contract renewals, which coming into the year were in the 3% range, and we’re now targeting a 5, and for two quarters in a row, we’ve been around that range from a contract renewal perspective, and that compounds and builds momentum over time. It doesn’t have a big impact on a quarter, but if you look out two quarters, that kind of a pretty significant impact.

Scott Group

Yes, for sure. Last thing on that point Rick, the extra costs that you’re talking about, do you think that they’re similar in fourth quarter and third quarter, any signs of it getting worse, any signs of it moderating some of those pressures?

Rick O’Dell

Well, the peak month from a volume perspective for us is normally in November, right. So you’re still going to be dealing with some of that. There will still be some opportunity to optimize to reoptimize sub-optimal purchase transportation. What you are ending up with is, we’ve made a lot of progress from a staffing perspective to kind of handle the volumes that we’re having today. But in doing that in some cases we’re buying some longer haul purchase transportation that’s sub-optimal, and in some cases running over some of our own capacity things, in order to free up drivers in let’s say two or three markets where you’ve got some shortages, right? So that allows you to kind of service all of the freight, both the regional and interregional business, but it’s sub-optimal from a cost standpoint for a period of time, and I think as the volumes, we get out of our seasonal peak, there will be a better opportunity for us to reoptimize on the purchase transportation side. But it’s probably a December/January/February time period, as opposed to October and November which tend to be kind of some peak shipping volumes.

Scott Group

Okay. Makes sense. Thank you, guys.

Operator

We’ll go next with Brad Delco with Stephens.

Brad Delco

Rick, good morning. Apparently I changed my name apparently. Rick, the question I had, I think you addressed it on the second quarter conference call. I think you said roughly 50% of your line haul was rail, is that correct? And where was that this quarter? And could you sort of maybe quantify what you think the shift away from using rail for line haul has cost you on the purchase transportation line by itself?

Rick O’Dell

I think in the today’s environment with the increase in PT, the truckload side is probably up more than the raildue to some of the rail disruptions, plus our desire to make sure we’re servicing the customers in this capacity constrained environment. Our cost per mile is up as well as our utilization, so we’re impacted on both sides there. And I guess what I would tell you as opposed to just saying what’s rail versus the TL side, I mean I think you kind of go back to that, our excess costs in the quarter were probably, somewhere around half an operating point. And our opportunity to kind of reoptimize that isn’t really, isn’t necessarily dependent upon the return to the rail service. It’s more us getting our staffing in some of these certain locations where they need to be, so we’re not having to buy truckload capacity at $2.10 a mile.

Brad Delco

Got you. Okay.

Rick O’Dell

Or in some cases higher.

Brad Delco

Got you. Fritz, could you give us the tonnage by month, July, August, September, and where it is thus far through October?

Fritz Holzgrefe

Sure. So if you look back at the third quarter, so adjusting July for the impacts of the holiday in 2013, we saw 7.6% LTL tonnage growth. August was 6.9. September, 8.8. And in the month-to-date, we’re in the sort of 7% growth range.

Brad Delco

And that’s just LTL?

Fritz Holzgrefe

Yes, sir.

Brad Delco

Is that correct?

Fritz Holzgrefe

Correct.

Brad Delco

I guess and then maybe just a point of clarification for Rick or Fritz. About a year ago is when you started to really see meaningful growth in your TL tonnage. I think last fourth quarter it was up 19%, the quarter before it was up 1%. So we’re kind of lapping that I guess going into this fourth quarter. Any sort of guidance on what you would expect your TL tonnage to do in the fourth quarter with that tougher comp now?

Rick O’Dell

Yes, I think it will probably come down more in line with where our LTL is running. There are a couple dynamics going on there. We had enhanced a spot quote program to fill that call capacity, and as we have seen some capacity constraints, we’ve been more restrictive of handling spot quotes at all, just because by definition it’s cheap rates, right? You’re discounting off of your standard pricing programs. Obviously there are certain spots that it makes sense to do, particularly in back haul lanes, but a lot of our lanes, or a lot of the shipments that are moving are partial back haul and then it turns into head haul, and when you’re having capacity issues, that becomes less attractive so we’ve been more price disciplined with that, and then just obviously with the truckload capacity constraints, you’ve got some customers that are breaking up shipments and shipping them, heavy LTL-type shipments. So those two things have had some impact on us, but I would say going forward you probably see it come down more in line with our LTL tonnage as we overlap this next month, October, November.

Brad Delco

Great. Well I’ll get back in queue, guys. Thanks for the time.

Fritz Holzgrefe

Thanks.

Operator

We’ll go next to Thomas Albrecht with BB&T.

Thomas Albrecht

Hey, Rick and everybody. First kind of a clean-up there. I forget if it was Rick or Fritz, you gave the PT, it was 14.7% of miles, and what was it versus?

Rick O’Dell

It was just down slightly. It had been 15% in the prior quarter. So kind of what we’re saying is, while we haven’t really been able to reoptimize some of the sub-optimal PT yet, while directionally we made some progress, given that we’re kind of in a peak volume period, we haven’t really been able to reoptimize and get all of those lanes staffed where we would like to be moving some of the stuff on our own equipment.

Thomas Albrecht

And I think piggybacking on Brad’s question, I think you talked about PT in terms of miles was kind of 50/50 between truck and rail, but the rail because it’s cheaper was maybe only 30% of the actual dollar spend. Is that in the ballpark?

Rick O’Dell

That’s correct. Yes. I can get those numbers. I actually didn’t bring those here. We would have to give that to you offline.

Thomas Albrecht

That’s fine. I guess really what I’m just making sure that I got the right numbers is over time, if you’re going to control that truckload portion, is that really going to be a function of you just having more of your more internal equipment? What will be the biggest positive influence since the truckload market is probably going to be pretty perky for the next few years?

Rick O’Dell

We just need to get staff from a driver perspective in certain locations that are not allowing us to relay freight across on a timely basis. Right? So in other words I might be buying purchased transportation to move 1,500 miles, and then turn around and buying 1,500 miles back. Whereas if I could relay that across on my own equipment with my own drivers, in some cases once you launch something for 1,500 miles, you run over partial empties, right? Plus in some cases I’m paying $2.10 a mile, and my cost is 25% to 30% cheaper than that even fully allocated.

Thomas Albrecht

Right. So driver’s more than equipment. The reason I asked about equipment is because of the elevated level of CapEx?

Rick O’Dell

Most of that’s to improve the age of our trailers, and some incremental equipment from a growth perspective. But one thing you have in our business, right, is the size of your fleet is really driven by your city operation with the dual use of most of your equipment. So to some extent, we have plenty of capacity to move these loads with our own equipment if we just had drivers.

Thomas Albrecht

Okay. I think just in general from a pricing discussion, given that a lot of the fuel surcharges were somewhat compromised or rolled into base rates during the Great Recession, given that oil has come down so aggressively and now diesel, has the flavor of rate conversation begun to change yet, because it seems like LTL had the surcharges pounded into the base rates maybe a little bit more than truckload did a few years ago?

Rick O’Dell

I don’t know. Overall amongst our customer mix, the fuel surcharge revenues correlate pretty well with the cost basis, so I don’t know that is entirely true. But I think one thing it does is if somebody’s fuel charge is going down 2%, and we’re trying to get at 5% increase in base rates, it makes the discussion a little bit from their budgetary purpose a little bit easier to go, right? So that’s kind of a plus. So we’ve been, we think the rate environment is pretty favorable, and people understand the supply/demand dynamics that are going on, and we’re taking a pretty firm stance with some of our very analytical pricing models, to make sure we’re getting compensated properly, particularly in some of these markets that are really tight from a driver capacity standpoint.

Thomas Albrecht

Okay. Alright. That’s helpful, thank you.

Operator

We’ll go next to Art Hatfield with Raymond James.

Art Hatfield

Hey, good morning, guys. Hey just real quick. Did you guys give your cargo claims ratio in the quarter?

Rick O’Dell

Yes, it was up a tick to about 1% up from 0.9% last year. And as your network kind of had some capacity challenges, there was a little bit more handling of the freight in the quarter. So we saw a little bit of a tick up but it’s certainly a good cargo claims ratio, and also something that we will see as an opportunity to improve moving forward with some further investments we’re making.

Art Hatfield

Good. And you had mentioned, Rick, that you were thinking about or are going to add some sales personnel. Did you say you were going to do that towards the end of the quarter, or how can we think about that relative to how it impacted results when you did this a little over a year ago?

Rick O’Dell

I mean obviously it pays some good dividends. We’re growing field business faster than national accounts business at almost twice the rate. That is a positive from a business mix standpoint and a yield standpoint moving forward. So we’re looking at about 8% to our sales resources between now and through the first quarter of next year. I think our timing proved particularly fruitful last year, just because of the kind of industry terminal you had with the merger of the Vitran scenario there. So I don’t know that we would have the exact same performance, but our analytical data shows that we’re under-represented in some markets, and there’s a good opportunity for us to participate with these smaller, good margin customers, and we’re going to support that with some incremental investments, and have some face time.

Art Hatfield

I’m sorry, you broke up. Did you say 8% to sales resources between now and the end of this year or next year?

Rick O’Dell

Between now and the end of the first quarter. So over the next four to five months.

Art Hatfield

Okay. Perfect. And then finally, I tried to look back in my notes, but I couldn’t find it, if in fact it even occurred. But did you have a bad impact from the winter last year, and if so, I can’t recall that you quantified it per se from a cost or even a revenue perspective. Can you kind of refresh my memory on that?

Rick O’Dell

We did not quantify it.

Art Hatfield

Okay. Fair enough. Thanks for the time.

Rick O’Dell

Alright, thanks, Art.

Operator

We’ll go next to Bill Greene with Morgan Stanley.

Alex Saccio

Hi there, good morning. It’s Alex [Saccio] in for Bill. I just wanted to touch on the sort of volume versus rate increases. You’re getting great tonnage growth up 8%, and contract renewals up 5% is also really strong. I’m just wondering though, there a sort of case to be even more aggressive on the contract repricing, or are there specific accounts that need to be repriced more aggressively, just so as you sort of balance the tonnage growth versus the rate increases, you sort of mitigate some of the cost head winds that you incur as related to the tonnage growth. How do you sort of think about your pricing discussions, and the extent to which that could each be stronger?

Rick O’Dell

I think your point is entirely correct. I mean in a tough market like this, we need to be properly compensated for the incremental costs that we’re incurring to provide our customers this value of service that we have. So we’re having those discussions on a regular basis, and I would tell you one of my advisors on our finance staff, he says that he’s done an extensive analysis, and our network does a little bit better with price than it does with volume. So I guess if that tells you how we feel about it, I think that’s probably correct, right?

Alex Saccio

Yes, that makes sense. Do you have a rough sense of what percentage of your accounts are underperforming on the margin that you think can get improved there?

Rick O’Dell

Most of the field business operates pretty well, and then you have and got your 3PLs that are kind of in the middle, and then there’s some national accounts that operate well, and some lanes on certain national accounts kind of on the margins aren’t contributing very well, particularly with today’s kind of higher cost purchased transportation. So there’s a pretty significant amount of our business that has at least lanes that need to be repriced, and I would just tell you based on some analytics that we’ve done, it is a pretty meaningful opportunity, and as you know when you go through those and you’re committed to your pricing dynamics, and your analytics are good, you have to kind of stand the customer up and explain what’s going on, and if we’ve mispriced something, and they have another opportunity, then we’ll see if we retain the business or not. I would tell you, a couple quarters in a row at 5% contract renewals, that may even go higher I would say kind of going forward, it doesn’t have a big impact on the quarter, but like I said, if you look out two or three quarters, those types of increases, with kind of early January GRI, and some simultaneous repricing of some 3PL business that’s growing a lot within our network as well, we think at this point the yield is a meaningful opportunity, particularly as we head into 2015.

Alex Saccio

That makes sense. That’s very helpful. And then just switching gears real quick, this might be better directed towards Fritz. The net debt to total cap at 16% is one of the lowest levels I think you guys have had in your history. How do you guys think about the balance sheet and optimizing the capital structure, and is there a sort of case for increasing leverage, just to optimize that, just sort of thoughts on the balance sheet would be great?

Fritz Holzgrefe

I think what we continually look at options to reduce our borrowing costs and optimize the balance sheet, and as the business evolves over the coming months and quarters, we’ll continue to look to revisit that. But focus at this stage is continue to optimize what’s there. Obviously pay down the Pru notes, and then be in a position to continue to keep the financial flexibility that we need to grow the business.

Rick O’Dell

And I would comment too that we’ve talked off and on about our opportunities to do some geographic expansion, or to look at some other asset-light type businesses from an acquisition standpoint, and keeping our balance sheet strong so we can evaluate those opportunities as they move forward, continues to be in our sights so to speak, right?

Alex Saccio

Sure. Okay. Yes, that makes sense. Thanks for the time, gentlemen.

Operator

(Operator Instructions). We’ll go next to Bruce Chan with Stifel.

Bruce Chan

Yes, good morning gentlemen, and welcome Fritz. Most of my questions have been answered, but I just wanted to touch real quick on the insurance and claims line. I know you guys are putting in a few measures over the past couple of quarters that is sort of improve training. Can you talk a little bit about what’s involved in that, and what sort of impact that has on the OpEx line?

Rick O’Dell

Yes, I mean we’ve always done a pretty extensive job of kind of training our employees, and going through kind of a test. I mean we have a driver test and when a guy comes in, he works with another driver specifically for a week, and we scorecard him on his defensive driving techniques, and go through a process to make sure that we’re hiring the kind of person and he has the skill set that we’re looking for. We are adding to some of our regional safety management positions, to kind of get more touches to our drivers, and one thing I would tell you is, given a lot of all of the new in-cab technology, we have so much more data on kind of, let’s call it non-accident incidences that go on in the tractor. And we need some incremental resources to make sure that we’re using this data to identify behaviors, both good and bad that are taking place, and reward those that are using good defensive driving techniques, and counsel those that are not or retrain them, in order to be able to prevent an accident, be out in front of it. So again the data that we have today is pretty incredible that we’re looking at from an in-cab perspective, with respect to hard braking incidents, or cornering at a rate that appears to be too fast, and then we get a video of the incident and have a chance to sit down with the driver, and kind of see what was going on there. Things that we didn’t have before. Again it requires some incremental resources to make use of this data, and make good decisions with respect to retraining and/or retention of an employee.

Bruce Chan

Great. Thanks for the content.

Operator

Thanks. We’ll go next to Jason Seidl with Cowen and Company.

Jason Seidl

Hey guys, and welcome Fritz. Looking at your capital spending the last couple of years has been well in excess of what you’re appreciating. I know you don’t have the capital plans set for 2015, but should we look at it to be sort of flat? Are you potentially down on a directional basis?—

Rick O’Dell

I think that’s probably right in that range.

Jason Seidl

And one quick follow-up. In terms of your GRI, could you remind me what percent of the business falls into that?

Rick O’Dell

It’s around 25%. And then if you kind of roll in your blanket 3PL, which we intend to increase in conjunction with kind of our GRI, that’s probably another 10% of our business.

Jason Seidl

So you’re talking about 35%, and you said that you would be on the late side so it’s more of a 2015 impact than a 2014?

Rick O’Dell

Historically we haven’t necessarily increased 3PLs in conjunction with our general rate increase, but given that they both kind of do business with an accumulation of small customers, we think that’s a prudent philosophy to take on.

Jason Seidl

Okay. Fantastic. Thanks for the time, as always, guys.

Rick O’Dell

Alright, thanks.

Operator

And we’ll go to Brad Delco with Stephens for a follow-up.

Brad Delco

Hey, Rick, just a quick follow-up question. Your commentary on the sequential margins, and then an earlier question reminded me of your comments around the investment in some additional sales force. Does that take into account that, and I guess the reason why as I look back last year, your sequential margins from third to fourth quarter were a little bit higher than call it that 2%, I think it was 2.2%. And so what specifically cost-wise have you anticipated in the fourth quarter related to those new hires?

Rick O’Dell

I mean it will be a similar number from a cost perspective. I think last year we added 10% to the resources, and this year we’re looking at 8%. They may have come in a little bit more slowly than last year as we bring the hires on. So it may not have as much of a cost impact. I think we clearly have some opportunity, particularly as we get into November and December, to focus on some cost activities as well, and then there’s some benefit, I think last year during this time period, we were kind of at a modest yield improvement, and our yield improvements are more meaningful than they were last year for this time. So there’s kind of some offsetting factors, and I think around 200 basis points is probably as good a number as we could come up with at this point in time. Like you said, it could fluctuate around that with respect to what we see from a volume perspective. We’re taking some yield risks, so that can impact you from a volume standpoint as well. We focus on some of these cost opportunities, and then we are always subject to winter weather, and the way these holidays fall this year are kind of odd as well. I think the 200 bases points or right in the range there is a good number.

Jason Seidl

Got you. That’s good color. That puts some more details behind it. So I appreciate that. Thanks for the time, guys.

Rick O’Dell

Alright, great, thanks.

Operator

And we’ll take a follow-up from Thomas Albrecht with BB&T.

Thomas Albrecht

Hey, Rick, just a quick follow-up on your blanket 3PL pricing. Your overall 3PL exposure is greater than 10%, right? I mean you’re just talking about sort of pricing that you give to them on a GRI basis, versus more customized pricing that relates to the individual shipper?

Rick O’Dell

That’s correct. We call it blanket pricing meaning they have pricing that they can just go out and resell, right?

Thomas Albrecht

Yes.

Rick O’Dell

Right.

Thomas Albrecht

That’s what I thought you meant. And if you include all the other times of 3PL exposure, that is what, probably closer to 30% of your revenues?

Rick O’Dell

Yes, somewhere between 20% and 30%, depending on how much you kind of look at that. Some people, 3PL business or they just manage the bid, or are they just paying the bill. It’s somewhere in that probably 25% to 30% would be our total.

Thomas Albrecht

Okay. And then did you say healthcare costs were up about 12%?

Fritz Holzgrefe

We said $1.3 million, so in total.

Thomas Albrecht

Okay, great. Thanks again.

Rick O’Dell

Alright, thanks.

Operator

And we have no further questions in the queue at this time. I would like to turn the call back over to Rick O’Dell for any additional or closing comments.

Rick O’Dell

Alright. Thank you for your interest this quarter. We’re excited about kind of wrapping the year up, and clearly focused on 2015 opportunities at this point. So thanks for your interest.

Operator

And that concludes today’s conference. We thank you for your participation.